UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

HSW International, Inc.

(Exact name of Registrant as specified in its charter)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, $0.001 par value	Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates: 333-141286 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                    Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby is the common stock, $0.001 par value per share (the “Common Stock”) of HSW International, Inc. (the “Company”).

Each share of Common Stock entitles the holder to receive notice of and to attend all meetings of the Company’s stockholders with the entitlement to one vote. Holders of Common Stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the Common Stock, to receive any dividend declared by the Company’s board of directors. If the Company is voluntarily or involuntarily liquidated, dissolved or wound-up, the holders of common stock will be entitled to receive, after distribution in full of the preferential amounts, if any, all of the remaining assets available for distribution ratably in proportion to the number of shares of Common Stock held by them. Holders of Common Stock have no pre-emptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of shares of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Item 2.                    Exhibits.

The following exhibits are filed herewith (or incorporated by reference as indicated below):

1.             Amended and Restated Stockholders Agreement of HSW International, Inc. (incorporated by reference to Annex H to Amendment No. 4 to the Company’s Registration Statement on Form S-4 dated July 10, 2007 (File No. 333-141286)).

2.             Amended and Restated Certificate of Incorporation of HSW International, Inc.

3.             Amended and Restated Bylaws of HSW International, Inc.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 2, 2007	HSW International, Inc.
(Registrant)

	By:	/s/ Hank Adorno
	Name:	Hank Adorno
	Title:	Vice Chairman